Exhibit 99.1

          Martha Schram Named President of Aegis Therapies;
        Appointed Senior Vice President of Beverly Enterprises

     FORT SMITH, Ark.--(BUSINESS WIRE)--June 24, 2004--Beverly Enterprises (NYSE:BEV) today announced the appointment of Martha Schram as senior vice president, and president of Aegis Therapies. Aegis provides physical, speech and occupational therapy to 367 Beverly nursing homes and 547 facilities operated by other care providers. Previously, Schram was vice president of Aegis. She will report to Cindy Susienka, executive vice president of Beverly.
    "Since joining Beverly in 1998, Martha has been one of the key players in building our therapy business -- both internally and externally," said William R. Floyd, chairman, president and chief executive officer of Beverly. "Under her leadership, Aegis Therapies has grown to become the nation's leading provider of contract rehabilitative therapies, with 2004 projected revenues of $270 million.
    "Most significantly, the non-Beverly part of this business has grown from start-up status a few years ago to a revenue run-rate of $120 million," he noted. "A key reason for this growth is that Aegis has differentiated itself from the competition through superior service and the ability to demonstrate the cost-effectiveness of its various therapy regimens. Martha has played a key role in this successful growth."
    Prior to joining Beverly, Schram was an area vice president for NovaCare and also served as Executive Director of Rehabilitation Services for Divine Savior Hospital in Portage, Wis. She earned a Bachelor of Science degree in physical therapy from the University of Colorado.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. At May 31, 2004, Beverly operated 367 skilled nursing facilities, as well as 19 assisted living centers, and 26 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Fort Smith
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com